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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                                DECEMBER 3, 2001
                Date of Report (Date of earliest event reported)




                          COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)




             DELAWARE                       1-10218                13-3489233
 (State or other jurisdiction of   (Commission File Number)     (I.R.S. Employer
  incorporation or organization)                              Identification No.)

                   5755 NEW KING COURT, TROY, MICHIGAN 48098
              (Address of principal executive offices) (Zip Code)





              Registrant's telephone number, including area code:
                                 (248) 824-2500




                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)



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

ITEM 9. REGULATION FD DISCLOSURE

     This filing on Form 8-K, including the exhibits hereto, is being made solely in order to comply with the requirements of Regulation FD under the Securities Exchange Act of 1934 restricting the dissemination of material information on a selective basis. Set forth below is certain information that is being made available to certain persons relating to the proposed acquisition by Collins & Aikman Corporation of the Textron Automotive Company's Trim division ("TAC-Trim"). The Company's and Textron's obligations to close the TAC-Trim acquisition are subject to certain conditions and the Company can give no assurances that the acquisition will be consummated as currently contemplated or at all. In the event that the TAC-Trim acquisition is not consummated, much of the information contained herein will no longer be relevant to the Company. The exhibits hereto contain certain historical financial information concerning TAC-Trim and pro forma information concerning Collins & Aikman. Other financial information may be required to be filed with the Securities and Exchange Commission pursuant to other Items under Form 8-K and, if so required, the Company will do so when required. This Form of 8-K provides general descriptions of various documents although these descriptions do not contain all the material terms in such documents.

     This Form 8-K contains "forward-looking" information, as that term is defined by the federal securities laws, about C&A's financial condition, results of operations and business. You can find many of these statements by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate" and similar words used in this Form 8-K. These forward-looking statements are subject to numerous assumptions, risks and uncertainties (including trade relations and competition). Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. C&A cautions readers not to place undue reliance on the statements, which speak only as of the date of this Form 8-K.

     The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that C&A or persons acting on its behalf may issue. C&A does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events. See "Forward Looking Information; Risks Related to the Company's Business and the Acquisition" below.

THE TAC-TRIM ACQUISITION

     On November 30, 2001, Collins & Aikman Corporation ("C&A") and its subsidiary, Collins & Aikman Products Co. ("Products") amended their August 7th agreement to acquire TAC-Trim. This division is a technology and cost leader in automotive plastics, including cockpit modules, instrument panels, door trim, consoles and other large injection molded components. With the acquisition of TAC-Trim, C&A will add 41 new facilities in seven countries and approximately 12,000 new employees to its existing operations. The consideration for this transaction will consist of $735.3 million in cash and assumed debt, 18 million shares of C&A common stock and $326.4 million in aggregate liquidation preference of preferred stock of Products. The purchase price is subject to adjustment based upon actual working capital and debt levels and the seller is entitled to a return of any cash left in the business at closing and reimbursement of certain capital expenditures made by it after September 30, 2001. The cash purchase price includes $86.9 million of proceeds from the sale by Textron of certain equipment to one of its finance subsidiaries (the "Textron Leasing Transaction"). This equipment is not to be purchased by C&A, but will be leased to Products and its subsidiaries (collectively, the "Company") for use in the TAC-Trim business. In addition, the Company may be obligated to make additional aggregate payments to Textron of from $15 million to $125 million in the event that its cumulative EBITDA (which is defined in the purchase agreement to adjust for the expected effect of acquisitions after the closing of the acquisition) for the five year period ending December 31, 2006 is between $2,908 million and $4,691 million. If the Company's material debt instruments prohibit this payment, then it will be entitled to issue additional preferred stock having terms equivalent to the series B preferred stock, except that Products will be required to mandatorily redeem such preferred stock at its liquidation preference, with accrued and unpaid dividends, at such time as, and to the extent that, Products is permitted to do so under its material debt instruments. In addition, under the purchase agreement, the Company will be permitted to use the "Textron" name for 18 months in exchange for payments of $13.04 million on December 15, 2002 and $6.52 million on December 15, 2003.

     In connection with the TAC-Trim acquisition, C&A will refinance its existing credit facility, replace its existing receivables facility and amend its existing $400 million of 11 1/2% senior subordinated notes due 2006 to make each subsidiary guarantor of the debt securities described below a guarantor of those existing notes on a senior subordinated basis. The TAC-Trim acquisition, the replacement of the Company's existing receivables facility and the payment of related fees and expenses will be financed through the offering of debt securities, the issuance of C&A common stock for gross cash proceeds of $160 million, borrowings under the new senior credit facilities and sales of receivables under a new receivables facility. The Company has received commitments for $700 million of its new senior credit facilities, comprised of a $212.5 million revolving credit facility and $487.5 million of term loan facilities. The TAC-Trim acquisition is conditioned upon the availability of financing under the senior credit facilities and from the issuance of debt securities.

     In this Form 8-K report, (1) the "Acquisitions" refers collectively to the Company's completed Becker and Joan acquisitions and the proposed TAC-Trim acquisition; (2) the "Financings" refers collectively to the borrowings under the Company's new senior credit facilities, the sales of receivables under the Company's new receivables facility, the issuance of debt securities and the Company's issuances of C&A common stock to finance the TAC-Trim acquisition, the refinancing of the Company's existing credit facility and fees and expenses associated with the foregoing; and (3) the "Transactions" refers collectively to the TAC-Trim acquisition and the Financings.

     The table below sets forth the Company's estimate of the sources and uses of funds required to effect the foregoing. The estimated sources and uses of funds are based on an assumed closing date of December 31, 2001. Actual amounts will vary from assumed amounts.

SOURCES                                                     USES
-------                                                     ----
                                                     (IN MILLIONS)
Revolving Loans(1) .......................    $    17.0     TAC-Trim Purchase Price(3)(4)(5) ..........    $  1,151.7
Term Loans ...............................        487.5     Repayment of Existing Credit and
                                                             Receivables Facilities ...................         474.6
Receivables Facility Sale Proceeds(2).....        187.5
Assumed Indebtedness(3) ..................         23.0     Fees and Expenses .........................          77.0
Debt securities(6) .......................        325.0
Textron Leasing Transaction(4) ...........         86.9
Products Preferred Stock issued to                326.4
 Textron(5) ..............................
Common Stock issuances(5) ................        250.0
                                              ---------
   Total Sources of Funds ................    $ 1,703.3     Total Uses of Funds .......................    $  1,703.3
                                              =========                                                    ==========

----------
(1) The Company will have a $212.5 million new revolving credit facility, of which it expects to draw approximately $17.0 million at closing based on current estimates of working capital and debt levels. The Company expects to utilize up to approximately $68.9 million of letter of credit capacity under its new revolving credit facility at the closing to support debt at foreign subsidiaries or joint ventures acquired in the TAC-Trim acquisition and its ordinary course needs. Consequently, the Company estimates that it will have approximately $126.6 million of availability under the new revolving credit facilities as of the assumed closing date. Additionally, the Company expects to have approximately $62.5 million of availability, subject to seasonal fluctuation in receivables balances, under its receivables facility.

(2) The Company will have a $250.0 million receivables purchase facility, of which it expects approximately $187.5 million to be utilized at closing. For presentation purposes, C&A has treated receivables being transferred from its old facility to our new facility as both a source and a use.

(3) The amount of assumed debt of the acquired companies may vary, but the cash purchase price payable will decrease by the amount of any increase in the assumed debt set forth above and increase by the amount of any reduction in the assumed debt set forth above. The cash purchase price is subject to adjustment following the closing based upon the actual amount of assumed debt and working capital levels.

(4) Textron will sell certain equipment used in the TAC-Trim business to an affiliate of its finance subsidiary prior to closing, which will result in cash proceeds of approximately $86.9 million to Textron. The Company will lease this equipment for use in the TAC-Trim business following the closing. The proceeds to Textron from this sale to its affiliate are included in the TAC-Trim purchase price. These amounts would be treated as a reduction of the purchase price for the TAC-Trim acquisition under generally accepted accounting principles.

(5) The C&A common stock being issued to finance the TAC-Trim acquisition is comprised of $90.0 million in new C&A common stock (valued at $5.00 per share) to be issued to Textron and $160.0 million in new C&A common stock (valued at $5.00 per share) to be issued for cash to Heartland and certain co-investors. The preferred stock has an initial liquidation preference of $326.4 million. The stock to be issued as part of the TAC-Trim acquisition would be valued using fair values at the closing date under generally accepted accounting principles. Heartland Industrial Partners has committed to purchase approximately $100 million of the new C&A common stock. On a pro forma basis for the Transactions, Heartland own 43.5% of the Company's outstanding common stock.

(6) These amounts would be recorded at fair value at the time of issuance based on the debt pricing under generally accepted accounting principles.

DOCUMENTATION WITH TEXTRON

     Purchase Agreement. The Purchase Agreement for the TAC-Trim acquisition contains customary representations, warranties, conditions, covenants and indemnities, including provisions relating to the payment of the consideration provided above. Pursuant to the purchase agreement, Textron will indemnify C&A for losses arising from the failure of any representation or warranty made by Textron to be true or the failure of Textron to perform its obligations under the purchase agreement and certain related documents. Textron will also indemnify the Company for losses arising from the business, operations and assets of Textron and certain of its subsidiaries, subject to significant limitations. The obligations of Textron relating to breaches of representations and warranties generally is subject to a $10 million deductible with a $50,000 minimum threshold, except that for certain specified representations and warranties there is a $500,000 threshold and no deductible. Textron's indemnification obligations relating to breaches of representations and warranties and certain environmental losses (excluding two specific sites) are limited to $100 million. Textron's obligations to indemnify the Company for environmental losses are limited to those environmental losses of which the Company provides notice within 10 years from the closing date of the acquisition, except for violations by Textron and its subsidiaries of applicable laws which is two years. With respect to environmental losses associated with two specific sites, Textron's obligations to indemnify the Company are subject to a separate $20 million deductible and, for losses in excess of $20 million, to a 50% limitation. The Company has agreed to indemnify Textron for losses arising from the failure of any representation or warranty made by the Company to be true or the Company's failure to perform its obligations under the purchase agreement and certain related documents or use of the Textron name. The Company will also indemnify Textron for losses arising from the businesses, operations and assets of any of the acquired subsidiaries, subject to significant limitations. Generally, Textron will indemnify us for any tax liability for periods on or prior to the closing date of the TAC-Trim acquisition and the Company will indemnify Textron for any tax liability for periods after the closing date of such acquisition. The Company has also assumed the indemnity obligations of Textron under a purchase agreement with BTR plc relating to the Brazilian subsidiaries which will be acquired in the TAC-Trim acquisition.

     In addition to the foregoing, under the Purchase Agreement for the TAC-Trim acquisition, Textron has the right (but not the obligation) to designate a director for service on the Collins & Aikman Corporation Board of Directors. As of this date, they have not yet determined when, if at all, they will designate such director. Textron also has the right to designate two observers to attend C&A's Board meetings.

     Common Stock Registration Rights Agreement. In connection with the TAC-Trim acquisition, C&A will enter into a common stock registration rights agreement which provides that Textron will have rights to demand registration under the Securities Act of shares of C&A common stock held by them at various times. In addition, they will have piggy-back registration rights in the event C&A registers shares of C&A common stock for its own account or for the account of any of C&A's other stockholders. The common stock registration rights agreement contains customary provisions regarding lock-ups, holdbacks, payment of expenses, indemnification and contribution.

     Transition Agreement. In connection with the TAC-Trim acquisition, the Company has entered into a transition agreement with Textron. The transition agreement will facilitate the transition of certain aspects of the businesses which the Company acquired from Textron. Pursuant to the transition agreement, the Company and Textron have agreed to provide reasonably requested assistance to ensure a smooth transition of ownership of TAC-Trim from Textron. Some of the matters covered by the transition agreement are (1) the agreement by Textron to make available to employees and former employees of the subsidiaries which are acquired in the TAC-Trim acquisition certain benefit plans for up to nine months following the closing of the TAC-Trim acquisition, at our cost; (2) the agreement by the Company and Textron to supply each other with certain products and components for specified periods; (3) the Company's agreement to sublease to Textron certain property in Troy, Michigan through December 31, 2004; (4) the agreement by Textron, upon the Company's written request, to arrange for AT&T Solutions, Inc. and Electronic Data Systems Corporation to provide certain support services for the subsidiaries which were acquired in the TAC-Trim acquisition for certain specified periods; and (5) the agreement by the Company and Textron to negotiate in good faith appropriate transition arrangements with respect to contracts, including payroll services, which are shared between the subsidiaries which were acquired in the TAC-Trim acquisition and Textron and its subsidiaries.

     Preferred Stock Registration Rights Agreement. Products will be a party to a preferred stock registration and other rights agreement with Textron concerning registration and other rights which it has granted to Textron with respect to the preferred stock consideration received by Textron in connection with the TAC-Trim acquisition. See the information under the heading "Products Preferred Stock" below.

     License Agreements. As part of the TAC-Trim acquisition, the Company will enter into three intellectual property license agreements with Textron. In two of these agreements, C&A licensed back to Textron certain intellectual property that was acquired in the transaction (the "Intellimold Agreement" and the "Licensed-Back IP Agreement"). In the third agreement, C&A licensed from Textron other intellectual property that it did not acquire in the transaction (the "Retained IP Agreement").

     In all three agreements, the ability to use the intellectual property is limited based on whether the proposed use falls inside or outside a defined field of automotive products (the "Restricted Field"). The Restricted Field is defined as:

    o the business of (a) manufacturing or selling overhead systems, headliners, interior instrument panels, interior quarter panel/sidewall trim, interior trim consoles, lift-gate trim panels, painted or unpainted fascia and bumpers, claddings/exterior trim moldings, exterior grilles, structural composite bumpers, or signal, taillight and other lighting or
      (b) assembling or selling cockpit systems or front-end modules, in each case as currently manufactured, assembled or sold in the exterior and interior automotive trim operations currently managed as a unit of Textron Automotive Company Inc. and, in each case, for use in automotive passenger cars and light and heavy trucks;

    o the automotive products business of Products and its subsidiaries as currently conducted; and

    o extensions after the effective date of the agreement of the businesses described in the first and second bullet points above that are reasonably related to such businesses and primarily serve an automotive customer base.

     In the Intellimold Agreement, the Company has given Textron an exclusive worldwide, perpetual, irrevocable license to use outside the Restricted Field its rights in the Intellimold process and any enhancements developed by the Company. This license is royalty-bearing for a certain period of time. Textron was also granted a royalty-free, worldwide, perpetual, irrevocable license to use the Company's rights in the Intellimold process and any enhancements developed by us within the Restricted Field solely in connection with its and certain affiliates' manufacturing, sales and development operations. This license includes limited rights to sublicense. These license grants terminate automatically if Textron is acquired by a direct competitor in the Restricted Field of Products or its affiliates or the exterior and interior automotive trim operations currently managed as a unit of Textron Automotive Company Inc. although Textron can continue to use the rights for one year to wind down those operations. The Intellimold

Agreement also includes an exclusive royalty-free, worldwide, perpetual, irrevocable license for the Company to use within the Restricted Field any enhancements to the Intellimold process developed by Textron. This license grant contains restricted sublicense rights. The IntellimoldTM patents are directed to methods and/or apparatus for injection molding. IntellimoldTM is a feedback control system for injection molding control which dramatically reduces cycle times, labor costs and scrap rates.

     In the Licensed-Back IP Agreement, the Company granted Textron a non-exclusive, worldwide, royalty-free, perpetual and irrevocable license to use solely outside the Restricted Field certain intellectual property. This grant contains limited rights to sublicense. The licensed-back patents include over 50 U.S. patents on air bag related products, particularly new ways of deploying the air bags, and air bag mounting systems for ceilings and windshields. Other areas of focus of the licensed-back patents include patents on instrument panels, trim parts, consoles, arm rests, cupholders, handles, cushioned interior articles, door latches and storage containers.

     In the Retained IP Agreement, Textron granted to the Company a non-exclusive, worldwide, royalty-free, perpetual and irrevocable license to use solely within the Restricted Field certain intellectual property. This license includes the right to sublicense. The retained patents include methods of making metallized parts, a structural member for use as an instrument panel carrier, on electrical assembly for a door armrest, use of microspheres for thin plastic shells, a method for producing high gloss plastic articles, a method of underwater polymer palletizing, and a method of recycling PVC and polyurethane foam trim waste. These patents could have applicability to the automotive industry but such use is somewhat tangential to the use of such technology outside the automotive field.

     As described below, the Company will lease certain equipment from Textron. When those leases terminate, if Textron and its affiliates continue to own any interest in the equipment, they will be allowed to (i) use solely outside the Restricted Field, or (ii) lease, license, sale or other transfer to any third party (whether or not in the Restricted Field) all or any part of Textron's or its affiliate's right, title or interest in the equipment. Solely in the event that the leases are terminated due to a default by Products, Textron and its affiliates shall be entitled to use the equipment within the Restricted Field. The Licensed-Back IP and Intellimold agreements provide that Products grants to Textron and its affiliates and their respective transferees such rights in the intellectual property as are required in order for Textron and its affiliates and their respective transferees to engage in these activities.

     Textron Leasing Transaction. C&A intends to enter into an $86.9 million sale and leaseback transaction (the "Textron Leasing Transaction") with two separate single purpose affiliates of Textron Financial Corporation, as lessor and purchaser, with respect to a portfolio of manufacturing equipment (the "Equipment") situated in different locations throughout the United States and Canada. The Equipment located within the United States will be sold and subsequently leased by both Textron Automotive Exteriors Inc. and Textron Automotive Interiors Inc. and the Equipment located within Canada will be sold and subsequently leased by Textron Canada Ltd. There will be separate lease agreements (each, a "Lease") for the Equipment located in the United States and for the Equipment located in Canada. The Textron Leasing Transaction will be guaranteed by Products and secured by a first perfected mortgage lien over certain real property (or lien on other property as may be acceptable to Textron Financial Corporation) with a value equal to $25 million. Each Lease will be for an initial term of three (3) years with three one (1) year renewal options. As is customary, the documentation for the Textron Leasing Transaction will incorporate covenants by reference, from the Company's new senior credit facility, as they may be amended or waived by the senior lenders, and will also contain events of default.

     Italian Joint Venture Documents. As part of the TAC-Trim acquisition, the Company is acquiring a 50% interest in an Italian joint venture. Upon closing, the Company will enter into agreements relating to the Italian joint venture as follows: a joint venture and shareholders agreement principally pertaining to the governance of the joint venture, an administrative services agreement under which the Company will provide services to the joint venture for annual fees to the Company of approximately $3.2 million, an engineering and technical support agreement under which the Company will provide certain reimbursable support to the joint venture and a technology license agreement under which the Company will license certain patents and know-how to the joint venture for customary license fees. The principal initial project of the Italian joint venture is a facility being built at Fiat's Cassina, Italy plant to service certain cockpit needs for three new Fiat lines. The Company will not control the joint venture but will have certain governance rights and be required to provide certain administrative, technical and engineering services and to license certain patents and other know how to the Italian joint venture. The Company expects to receive certain fees and reimbursement of certain expenses in providing these services and licensing these rights. The Purchase Agreement for the TAC-Trim acquisition permits Textron to require the Company to purchase the interests in the joint venture not owned by the Company for an aggregate of approximately $23.1 million, subject to an increase by $5.0 million under certain circumstances, after the third anniversary of closing and permits the Company to require Textron and any third party to sell their interests in the joint venture to the Company for fair market value following the third anniversary of the closing. The Company cannot provide any assurance that it will have the financial resources to satisfy any put, or exercise any call, of the interests that it does not own. In addition, the Company expects that its credit agreement may restrict such further acquisition or any further financing of the joint venture.

PRODUCTS PREFERRED STOCK

     As part of the consideration payable to Textron in the TAC-Trim acquisition, Products will issue to Textron $182,700,000 in liquidation preference of its Series A Redeemable Preferred Stock, $123,700,000 in liquidation preference of its Series B Redeemable Preferred Stock and $20,000,000 in liquidation preference of its Series C Redeemable Preferred Stock. In addition, if the Company's debt instruments so require, the Company may issue additional shares of a new series of redeemable preferred stock to satisfy any obligation to make an earn-out payment based upon our performance for the five year period ended December 31, 2006. Its terms will be identical to the series B preferred stock, other than that Products will be required to mandatorily redeem such preferred stock at its liquidation preference, with accrued and unpaid dividends, at such time as, and to the extent that, Products is permitted to do so under material debt instruments.

     Dividends. Holders of Preferred Stock are entitled to receive dividends accruing on the liquidation preference thereof at a rate of 11% per annum, in respect of dividend periods ending on or prior to July 1, 2003, and 15% per annum, in respect of dividend periods ending after July 1, 2003, in the case of the Series A Preferred Stock, 12% per annum, in respect of dividend periods ending on or prior to July 1, 2003, and 16% per annum, in respect of dividend periods ending after July 1, 2003, in the case of the Series B Preferred Stock, 12% per annum, in respect of dividend periods ending on or prior to July 1, 2003, and 16% per annum, in respect of dividend periods ending after July 1, 2003 and in the case of the Series C Preferred Stock, in each case payable quarterly in arrears, commencing on April 1, 2002 and accumulating from the date of issuance. Products may, at its option, elect to accrue up to an amount equivalent to 7% per annum of the dividends on the Series A Preferred Stock, an amount equivalent to 8% per annum of the dividends on the Series B Preferred Stock and an amount equivalent to 8% per annum of the dividends on the Series C Preferred Stock in lieu of cash payment of such dividends and, in each case, any accrued dividends will be added to the liquidation preference of the applicable series of Preferred Stock. Under certain circumstances, Products may, at its option, at all times through and including January 1, 2004 accrue up to the full amount of all dividends on the Preferred Stock in lieu of cash payment of such dividends and, in each case, any accrued dividends will be added to the liquidation preference of the applicable series of Preferred Stock.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of Products, holders of the Preferred Stock will be entitled to be paid out of the assets of Products available for distribution to stockholders plus the aggregate amount of accrued dividends prior to any distribution to any holders of equity securities which rank junior to the Preferred Stock. In addition, upon any voluntary or involuntary liquidation, dissolution or winding-up of Products, the holders of Series C Preferred Stock will be entitled to a participation in distributions to Products' common equity tied to any appreciation in the value of Products' common equity subsequent the issuance date, not to exceed an aggregate of $2 million for all Series C Preferred Stock outstanding.

     Optional and Mandatory Redemption; Exchange of Series C Preferred
Stock. Products is required to redeem all of the Series A and Series B Preferred Stock outstanding on January 1, 2013 at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Products is also required to redeem all of the Series C Preferred Stock outstanding on February 1, 2022 at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption, plus common equity participation.

     The Series A and Series B Preferred Stock are redeemable, at Products' option, in whole or in part, at any time on or after January 1 of the years set forth below, at the redemption prices set forth below, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

                                             REDEMPTION PRICE
                                   ------------------------------------
                                        SERIES A           SERIES B
YEAR                                PREFERRED STOCK     PREFERRED STOCK
--------------------------------   -----------------   ----------------
   2007 ........................         107.500%           108.000%
   2008 ........................         105.000%           105.333%
   2009 ........................         102.500%           102.667%
   2010 and thereafter .........         100.000%           100.000%


     The Series C Preferred Stock is not optionally redeemable. At Products' option or at the option of the holders of a majority of outstanding shares of Series C Preferred Stock, the Series C Preferred Stock is exchangeable for an equivalent liquidation preference (plus accrued dividends) of Series B Preferred Stock at any time following the second anniversary of its issuance date and prior to the third anniversary of its issuance date.

     Change of Control Offer. If Products experiences a "change of control," Products must give holders of the Preferred Stock the opportunity to sell to Products their Preferred Stock at 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption, plus, in the case of the Series C Preferred Stock, common equity participation. No such redemption may be effected until Products has performed all of its obligations arising upon a change of control under any of its debt instruments, including the notes. Products will not consummate a transaction resulting in a change of control unless at the time of or prior to the change of control, Products shall have entered into an arrangement which permits the timely redemption of the Preferred Stock.

     Certain Restrictive Provisions. The provisions of the certificate of designation will limit Products' and its restricted subsidiaries' ability to incur more debt; pay dividends and make distributions; repurchase stock; make investments; merge or consolidate; transfer assets; enter into transactions with affiliates; sell assets; issue stock of subsidiaries; and amend or modify the certificate of designation. These covenants are subject to a number of important exceptions.

     Liquidity Provisions Relating to the Textron Shares. The provisions describe in this paragraph apply solely to the holders of Series A Preferred Stock that constitute Textron Shares (as defined below). In the event that either (I) both (A) Products and its restricted subsidiaries on a consolidated basis meet or exceed certain financial criteria based on interest coverage, adjusted to exclude the effect of certain acquisitions, at any time and (B) no Par Offer (as defined below) has been properly made on or before the next succeeding dividend payment date and all Textron Shares purchased pursuant thereto or (II) both (A) Products' existing senior subordinated notes due 2006 are repaid at or within 180 days their final stated maturity and (B) no Par Offer has been properly made on or before such final repayment, the dividend rate applicable solely to Textron Shares will increase by 1.00% per annum for the next full dividend period and by an additional 0.50% per annum for each dividend period thereafter; provided that (1) the dividend rate applicable to Textron Shares in effect at any time shall not exceed 20% per annum and (2) the dividend rate will return to the dividend rate otherwise applicable once a Par Offer has been properly made and all Textron Shares purchased pursuant thereto. During any period when an increased dividend rate in respect of Textron Shares shall be in effect, Products and its restricted subsidiaries will be subject to additional restrictions on their ability to incur additional indebtedness. Products will not redeem more than $25 million aggregate principal amount of its Existing Notes prior to their final stated maturity unless prior to or concurrently therewith, a Par Offer shall have been made. A "Par Offer" is an offer to purchase for cash any Textron Shares at a purchase price per share equal to the liquidation preference thereof plus accrued and unpaid dividends to the date of purchase. "Textron Shares" means all shares of Series A Preferred Stock held beneficially and of record solely by Textron and/or its subsidiaries to the extent solely and continuously beneficially owned since the issuance date. Upon transfer to any person other than Textron or its subsidiaries, Textron Shares shall cease to be entitled to any of the benefits described above. If Textron shares are transferred with cash dividends in arrears arising from the provisions described above, such cash dividends in arrears shall cease to exist upon transfer, and in lieu thereof, Products will issue to the transferee additional shares of Series A Preferred Stock having an aggregate liquidation preference plus accrued and unpaid dividends equal to the amount of cash dividends in arrears that shall have ceased to exist.

     Voting Rights. Holders of the Preferred Stock shall be entitled to vote on matters required or permitted to be voted upon by Products' common stockholders, but the amount of such vote shall be limited to 2% of the outstanding voting rights of all such voting stock in the aggregate. If certain events occur, the holders of the majority of the then outstanding affected series of Preferred Stock will be entitled to elect two members of Products' Board of Directors, but in no event shall such holders be entitled to elect more than two members. Such events include if, after January 1, 2003, there are any cash dividends in arrears which have been unpaid for any two consecutive quarterly dividend periods; Products fails to redeem Preferred Stock as required by the certificate of designation; Products fails to purchase Textron Shares tendered in a Par Offer; certain breaches of the Certificate of Designation occur; or certain bankruptcy, insolvency or debt accelerations occur.

     Registration and Other Rights. Pursuant to a preferred stock registration and other rights agreement, Products has agreed to provide marketing assistance to Textron in connection with underwritten resales of Preferred Stock. Such marketing assistance may occur up to a maximum of three times; provided that Products will not be required to provide such assistance more than once in any 270-day period.

PURPOSE OF THE TAC-TRIM ACQUISITION

     The Company's goal is to become the leading manufacturer of automotive interior trim components to OEMs and Tier I integrators and to realize the integration, synergy and cost savings opportunities created by the combination of C&A, Becker, Joan and TAC-Trim. The following are the key elements of the Company's strategy to achieve this goal: (1) to provide integrated product solutions that combine interior styling, component systems and acoustical technologies, (2) to capitalize on the Company's position as prime contractor to OEMs and Tier I total interior integrators, (3) to increase content per vehicle -- on a pro forma basis, the Company has been awarded net new business that is projected, based on the Company's customers' production estimates, to generate additional sales of approximately $550 million in 2002, primarily attributable to TAC-Trim's expanded book of full cockpit programs, (4) to leverage technology to improve manufacturing efficiency, and (5) to pursue cost savings opportunities arising from the Company's acquisitions.

     The Company will market its interior products to its customers through a single "global commercial operations" group, which will supply products from three primary categories: plastic components and cockpits, carpet and acoustics and automotive fabrics. In addition, the Company will continue to market its convertible top systems through the Dura Convertible Systems group. The Company's pro forma 2000 sales for the Acquisitions by primary product category as a percentage of total pro forma 2000 sales for the Acquisitions are plastic components and cockpits: 59%; carpet and acoustics: 25%; automotive fabrics:
13%; and Dura Convertible Systems: 3%. The Company's carpet and acoustics product category represents 53% of the North American market for automotive floor carpets, and its Dura Convertible Top Systems group represents over 70% of the North American market for automotive convertible top systems.

FORWARD-LOOKING INFORMATION; RISKS RELATED TO THE COMPANY'S BUSINESS AND THE
   ACQUISITION

     This Form 8-K contains "forward-looking" information, as that term is defined by the federal securities laws, about C&A's financial condition, results of operations and business. You can find many of these statements by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate" and similar words used in this Form 8-K.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties (including trade relations and competition). Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. The Company cautions readers not to place undue reliance on the statements, which speak only as of the date of this Form 8-K.

     The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that C&A or persons acting on its behalf may issue. C&A does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events.

     Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this Form 8-K include general economic conditions in the market in which C&A operates and industry-based factors such as:

     o declines in the North American, South American and European automobile and light truck builds,

     o labor costs and strikes at the Company's major customers and at the Company's facilities,

     o  changes in consumer preferences,

     o  dependence on significant automotive customers,

     o the level of competition in the automotive supply industry and pricing pressure from automotive customers and

     o  risks associated with conducting business in foreign countries.

     In addition, factors more specific to C&A could cause actual results to vary materially from those anticipated in the forward-looking statements included in this Form 8-K such as substantial leverage, limitations imposed by the Company's debt instruments, the Company's ability to successfully integrate acquired businesses and pursue the Company's prime contractor business strategy and our customer concentration, including actions C&A has identified as providing cost saving opportunities.

     C&A's divisions may also be affected by changes in the popularity of particular vehicle models or particular interior trim packages or the loss of programs on particular vehicle models.

     Set forth below are certain important factors that could cause the Company's actual results to differ materially from our expectations. These cautionary statements qualify all forward-looking statements attributable to C&A or persons acting on its behalf. References below that an event, condition or circumstance could or would have an adverse effect on the Company, are meant to include effects upon C&A's business, financial and other conditions, results of operations and ability to make payments on its debt obligations.

     Demand in the automotive industry is significantly dependent on the U.S. and the global economies and the Company's business and profitability are exposed to current and future uncertainties. C&A's financial performance depends, in large part, on conditions in the global automotive markets that it serves and, generally, on the U.S. and global economies. Demand in the automotive industry fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate levels, consumer confidence and fuel costs. In the Company's largest market, the North American automotive market, reported results from C&A's customers in 2001 reflect lower sales volumes and lower prices for new vehicles than for the comparable periods of last year. This is reflected in C&A's lower sales and operating margins for the first nine months of 2001. The September 11th terrorist attacks, recession and other recent developments have adversely affected consumer confidence throughout the U.S. and much of the world. In the last two months, favorable consumer financing programs initiated by C&A's OEM customers in response to the September 11th terrorist attacks have resulted in an increase in vehicle sales, including record vehicle sales in October 2001. The major OEMs have nonetheless allowed their inventory levels to substantially decline, and reduced their orders from us, creating uncertainty in our markets. The

Company expects the fourth quarter results for C&A and TAC-Trim will reflect a decline in revenues, operating income and EBITDA as compared with the comparable periods of last year. These developments have exacerbated the uncertainty in the Company's markets and their future impact on the Company is difficult to predict. The favorable sales trends may merely represent sales that would otherwise have occurred in the near-term. Any sustained weakness in demand or continued downturn in the economy generally would have a material adverse effect on the Company.

     C&A's sales are also impacted by retail inventory levels and C&A's customers' production schedules. In 2001, C&A's OEM customers significantly reduced their production and inventory levels and reduced their orders from the Company due to the uncertain economic environment. The Company cannot predict when the OEMs will decide to rebuild inventory levels or whether new inventory levels will approximate historical levels. This may result in significant quarter-to-quarter variability in the Company's performance. In addition, C&A has historically experienced sales declines during the OEMs' scheduled shut-downs, which usually occur during the third calendar quarter. Continued uncertainty and other unexpected fluctuations may have a material adverse effect on the Company.

     The base of customers which C&A serves is concentrated, and the loss of business from a major customer or the discontinuation of particular vehicle models could reduce its sales and harm its profitability. Because of the relative importance of a few large customers and the high degree of concentration of OEMs in the automotive industry, C&A's business is exposed to a high degree of risk related to customer concentration. On a pro forma basis, DaimlerChrysler AG, General Motors Corporation and Ford Motor Company and their respective affiliates, were the Company's three largest customers and they directly or indirectly accounted for approximately 39%, 22% and 14% of the Company's pro forma 2000 net sales, respectively. A loss of significant business from, or adverse performance by, any of these customers would be harmful to C&A's profitability, thereby making it more difficult for the Company to make payments on the debt obligations. Although C&A receives purchase orders from most of its customers, these purchase orders typically provide for the supply of a customer's annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. It is not possible for C&A to predict the level of new production for 2002 car sales. The loss of business with respect to significant vehicle models could also have a material adverse effect on the Company.

     There is substantial and continuing pressure from automotive manufacturers to reduce costs, including costs associated with outside suppliers like C&A. For example, OEM customers in the automotive industry have attempted to impose price decreases and givebacks throughout 2001. Such attempted price decreases are generally in the 3% to 8% range. Several reductions have been agreed to, and others are currently being negotiated with OEMs and pressures may increase if overall economic and industry conditions do not improve. The Company attempts to resist such downward pricing pressure, while trying to preserve its business relationships with these customers, but such pricing pressure may have a material adverse effect on the Company. At the same time, it is difficult for the Company to offset these downward pricing pressures through alternative, less costly sources of raw materials. In addition, throughout 2001, suppliers engaged in supplying products in the automotive industry have attempted to impose price increases on their customers. As a result, the Company has experienced pricing pressure from its suppliers. C&A cannot assure you that it will not be materially and adversely affected by these substantial and continuing pricing pressures.

     The Company may not be able to successfully integrate its acquired operations or realize the intended benefits of its acquisitions. C&A's future operations and cash flow will depend largely upon its ability to integrate its Becker, Joan and TAC-Trim acquisitions, achieve the strategic operating objectives for these acquisitions and realize significant synergies and cost savings as a result. The Becker, Joan and TAC-Trim acquisitions account for 49 of our over 120 plants and facilities and approximately 12,500 of C&A's approximately 25,000 employees. TAC-Trim individually will account for 41 of C&A's plants and facilities and approximately 12,000 of C&A's employees located across seven different countries, including two countries where C&A did not previously operate. The Company has not previously undertaken an integration process as large or complex as the integration plans required by these three acquisitions collectively or by the TAC-Trim acquisition individually. In order to succeed, C&A will need to: realize projected synergies and cost savings on a timely basis; consolidate information technologies; capitalize on its increased purchasing power; effectively control the progress of its integration process and associated costs; consolidate its program management, research and development and engineering operations; capitalize on its prime contractor strategy and the opportunities afforded by its broader products offering; and maintain strong relationships with Tier I integrators and OEMs.

     To the extent the Company has misjudged the nature and extent of industry trends or its competition, it may have difficulty in achieving its operating and strategic objectives. In addition, C&A's integration activities will place substantial demands on the Company's management, operational resources and financial and internal control systems. C&A's future operating results will depend upon its ability to implement and improve its operating and financial controls and to combine, train and manage its employee base. There is a risk that the diversion of management attention, particularly in a difficult operating environment, will affect C&A's sales and the attention that its management can devote to this and other operational, financial and strategic issues. In addition, in some of C&A's past non-U.S. acquisitions, C&A has encountered integration and systems difficulties typical of foreign transactions which have given rise to material weaknesses that the Company believes it is successfully addressing. Since TAC-Trim involves significant foreign operations, the Company cannot assure you that it will not encounter similar difficulties going forward. Some of the benefits the Company expects to derive from its acquisitions include contractual and other relationships with customers and suppliers. C&A may not be able to preserve all of these relationships and some of its anticipated contractual relationships may cease following the acquisitions.

     C&A's capital resources may be inadequate if it is unable to successfully integrate our acquired businesses or if economic conditions worsen. As a substantially larger company with higher debt levels, C&A's liquidity requirements will exceed historical levels and it will need to effectively manage its cash position and working capital levels. Since C&A expects significantly greater sales of cockpit modules over the next several years, it will need to make substantial capital and other investments to meet its customer requirements. To the extent that the integration of C&A's acquired businesses is not accomplished in accordance with its expectations, economic conditions in the automotive industry worsen, C&A utilizes its revolving credit capacity for acquisitions or otherwise or it is unable to renew our receivables facility at its maturity, C&A may be faced with inadequate liquidity. Additional sources of liquidity may include additional debt, but the Company's debt instruments may not permit it to incur additional debt, and the Company may be unable to secure equity or other financing. This could have a material adverse effect on the Company.

     C&A may incur unanticipated contingent liabilities as a result of the Acquisitions and it may experience unanticipated liabilities associated with former discontinued operations. C&A may incur unforeseen environmental, tax, pension, litigation or other liabilities in connection with the Acquisitions or it may underestimate the known liabilities. If such liabilities materialize or are greater than the Company estimates, they could have a material adverse effect on the Company.

     C&A may not be able to manage its business as it might otherwise due to the high degree of leverage. After the consummation of the Transactions, C&A will have indebtedness that is substantial in relation to its stockholders' equity and cash flow. As of September 30, 2001, after giving effect to the Transactions, C&A would have had approximately $1,294.9 million of outstanding debt. On a pro forma basis, the Company's percentage of total debt to total capitalization would have been 71% at September 30, 2001. See Exhibits 99.2 and
99.3 to this Form 8-K. The degree to which the Company is leveraged will have important consequences, including the following:

     o its ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, business development efforts or general corporate purposes may be impaired;

     o a substantial portion of its cash flow from operations will be dedicated to the payment of interest and principal on its indebtedness, dividends on the Products preferred stock, and capital and operating lease expense, thereby reducing the funds available to C&A for other purposes;

     o its operations are restricted by its debt instruments and the terms of the Products preferred stock, which contain material financial and operating covenants, and those restrictions will limit, among other things, its ability to borrow money in the future for working capital, capital expenditures, acquisitions or other purposes;

     o indebtedness under its new senior credit facilities and the financing cost associated with its receivables facility will be at variable rates of interest, which makes us vulnerable to increases in interest rates;

     o its leverage may place us at a competitive disadvantage as compared with its less leveraged competitors;

     o its substantial degree of leverage will make the Company more vulnerable in the event of a downturn in general economic conditions or in any of its businesses; and

     o its flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited.

     C&A's ability to service or refinance, when required, its debt, preferred stock, lease and other obligations, or refinance its debt, will depend principally upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control.

     The Acquisitions and Financings will result in fourth quarter restructuring charges and increase our capital expenditure requirements. During the first quarter of 2001, the Company undertook a restructuring program resulting in a charge of $9.2 million. The goal of this restructuring program is to further de-layer management in the North American, European and Specialty operations. The pre-tax $9.2 million charge includes $8.4 million of severance costs and $0.8 million of asset impairments. In the fourth quarter of 2001, the Company expects to incur charges of approximately $9.5 million in connection with restructuring activities that the Company has undertaken or initiated. A portion of the fourth quarter restructuring charges (approximately $2.8 million) is reflected in the $17.5 million of non-recurring expenses that the Company expects to incur to achieve the cost savings that are included in the presentation of Adjusted EBITDA. The Company may elect to implement additional restructuring activities as opportunities to achieve cost savings arise and the actual costs of the initiatives identified or to be undertaken in future periods may result in additional charges that the Company has not anticipated.

     The Company makes capital expenditures on a recurring basis for replacements and improvements. The Company anticipates that its remaining capital expenditures for continuing operations for the fourth quarter of 2001 will be in the range of $15 million to $20 million. The Company's capital expenditures will materially increase with its expanded book of business in 2002 and will depend in future years upon demand for its products and changes in technology. The Company presently estimates that its capital expenditures in 2002 will range from approximately $130 to $150 million on a pro forma basis. A portion of the Company's capital expenditures may be financed through leasing arrangements.

     During the first nine months of 2001, the Company received net proceeds of $39.1 million from sale and leasebacks of real property and equipment, which were used to reduce outstanding debt. In addition, the Company expects to close an additional $50 million in gross proceeds from sale-leaseback transactions during the fourth quarter of 2001. The aggregate annualized lease expenses associated with these leases and the Textron leasing to occur at the closing of the Transactions will be approximately $22.8 million. To the extent permitted by the Company's new credit facilities, it may enter into additional similar leasing arrangements from time to time.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired.

     None.

(b)  Pro Forma Financial Information.

     None.

(c)  Exhibits.

     23     Consent of Ernst & Young LLP.

     99.1 Trim Division of Textron Automotive Company Combined Financial Statements.

     99.2   Unaudited Pro Forma Financial Information.

     99.3   Summary Unaudited Pro Forma Financial Information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

                                        COLLINS & AIKMAN CORPORATION

Date: December 3, 2001                  By: /s/ Ronald T. Lindsay
                                           ------------------------------
                                           Ronald T. Lindsay
                                           Senior Vice President, General
                                           Counsel
                                           and Secretary